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EXHIBIT 99 - PRESS RELEASE


                                                                  Media Contact:
                                                                    Todd Tamcsin
                                                              ttamcsin@marex.com
                                                                  (305) 285-2003

                                                     Marex.com Investor Contact:
                                                                      Kenbian Ng
                                                                   kng@marex.com
                                                                  (305) 285-2003


                         MAREX.COM APPROVED FOR LISTING
                          ON THE NASDAQ NATIONAL MARKET

Miami, FL - July 26, 2000 - Marex.com, Inc. (OTC Bulletin Board: MRXX), the marine industry's leading business-to-business (B2B) e-commerce company, today announced that its common stock has been approved for listing on the Nasdaq National Market System. Nasdaq has informed the company that trading on the Nasdaq National Market System is expected to commence on July 27. The ticker symbol for the stock will remain MRXX.

"Our elevation to the Nasdaq National Market reflects Marex.com's continued growth and progress as a leader in the marine B2B industry," stated Kenbian A. Ng, chief financial officer of Marex.com. "We expect that this new listing will benefit our shareholders and broaden the market for our common stock through increased visibility and liquidity."

David A. Schwedel, president and chief executive officer of Marex.com, added, "The company has worked diligently to develop its unique and powerful business-to-business e-commerce platform for the marine industry and to solidify its `first-mover' advantage. Our continued success will be based upon our ability to service the ever-changing needs of our members and to offer compelling solutions to our customers. I am confident that we will meet these challenges with the support of the growing shareholder base afforded us by our new listing on the Nasdaq National Market."

ABOUT MAREX.COM

Marex.com, headquartered in Miami, Florida, is the largest business-to-business
(B2B) e-commerce company serving the marine industry. Marex.com has developed a proprietary set of procurement solutions that together address the entire marine industry purchasing lifecycle, from planning through procurement to liquidation. For more information, visit www.marex.com.

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Those risks include, but are not limited to, Marex.com's ability to manage growth, acceptance of the Internet as a means for commerce, market demand for e-commerce, Marex.com's ability to recruit and retain qualified management and employees as well as other Risk Factors set forth in Marex.com's Form 10-K on file with the SEC at http://www.sec.gov, or otherwise stated herein. All forward-looking statements should be considered in light of these risks and uncertainties.

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